Exhibit 99.1

FOR IMMEDIATE RELEASE

METROCITY BANKSHARES, INC. REPORTS EARNINGS FOR FIRST QUARTER 2024

ATLANTA, GA (April 19, 2024) – MetroCity Bankshares, Inc. (“MetroCity” or the “Company”) (NASDAQ: MCBS), holding company for Metro City Bank (the “Bank”), today reported net income of $14.6 million, or $0.57 per diluted share, for the first quarter of 2024, compared to $11.3 million, or $0.44 per diluted share, for the fourth quarter of 2023, and $15.7 million, or $0.62 per diluted share, for the first quarter of 2023.

First Quarter 2024 Highlights:

●	Annualized return on average assets was 1.65%, compared to 1.29% for the fourth quarter of 2023 and 1.87% for the first quarter of 2023.
●	Annualized return on average equity was 15.41%, compared to 11.71% for the fourth quarter of 2023 and 18.09% for the first quarter of 2023. Excluding average accumulated other comprehensive income, our return on average equity was 16.27% for the first quarter of 2024, compared to 12.69% for the fourth quarter of 2023 and 19.08% for the first quarter of 2023.
●	Efficiency ratio of 37.9%, compared to 45.1% for the fourth quarter of 2023 and 33.4% for the first quarter of 2023.
●	Total assets increased by $144.4 million, or 4.1%, to $3.65 billion from the previous quarter.
●	Total deposits increased by $82.9 million, or 3.0%, to $2.81 billion from the previous quarter.
●	Net interest margin increased by 7 basis points to 3.24% from 3.17% for the previous quarter.

Results of Operations

Net Income

Net income was $14.6 million for the first quarter of 2024, an increase of $3.3 million, or 28.9%, from $11.3 million for the fourth quarter of 2023. This increase was due to an increase in net interest income of $963,000, a decrease in provision for credit losses of $922,000, an increase in noninterest income of $856,000 and a decrease in noninterest expense of $1.6 million, offset by an increase in income tax expense of $1.0 million. Net income decreased by $1.1 million, or 7.0%, in the first quarter of 2024 compared to net income of $15.7 million for the first quarter of 2023. This decrease was due to a decrease in noninterest income of $576,000 and an increase in noninterest expense of $1.6 million, offset by an increase in net interest income of $852,000 and a decrease in provision for credit losses of $140,000.

Net Interest Income and Net Interest Margin

Interest income totaled $52.4 million for the first quarter of 2024, an increase of $1.7 million, or 3.3%, from the previous quarter, primarily due to a 23 basis points increase in the loan yield and a $106.2 million increase in average loan balances. As compared to the first quarter of 2023, interest income for the first quarter of 2024 increased by $6.4 million, or 13.9%, primarily due to a 49 basis points increase in the loan yield coupled with a $131.5 million increase in average loan balances, as well as a 60 basis points increase in the total investment yield.

Interest expense totaled $25.3 million for the first quarter of 2024, an increase of $724,000, or 2.9%, from the previous quarter, primarily due to a 35 basis points increase in time deposit costs and an 11 basis point increase in borrowings costs coupled with a $90.1 million increase in average interest-bearing liabilities. As compared to the first quarter of 2023, interest expense for the first quarter of 2024 increased by $5.5 million, or 28.1%, due to a 49 basis points increase in deposit costs and a 134 basis points increase in borrowing costs coupled with a $215.2 million increase in average interest-bearing deposits. The Company currently has interest rate derivative agreements totaling $850.0 million that are designated as cash flow hedges of our deposit accounts indexed to the Effective Federal Funds Rate (currently 5.33%). The weighted average pay rate for these interest rate derivatives is 2.29%. During the first quarter of 2024, we recorded a credit to interest expense of $4.1 million from the benefit received on these interest rate derivatives compared to a benefit of $3.1 million and $166,000 recorded during the fourth quarter of 2023 and the first quarter of 2023, respectively.

The net interest margin for the first quarter of 2024 was 3.24% compared to 3.17% for the previous quarter, an increase of seven basis points. The yield on average interest-earning assets for the first quarter of 2024 increased by 13 basis points to 6.27% from 6.14% for the previous quarter, while the cost of average interest-bearing liabilities for the first quarter of 2024 increased by three basis points to 3.94% from 3.91% for the previous quarter. Average earning assets increased by $85.2 million from the previous quarter, due to an increase in average loans of $106.2 million, offset by a decrease in average total investments of $21.0 million. Average interest-bearing liabilities increased by $90.1 million from the previous quarter as average interest-bearing deposits increased by $60.9 million and average borrowings increased by $29.2 million.

As compared to the same period in 2023, the net interest margin for the first quarter of 2024 decreased by six basis points to 3.24% from 3.30%, primarily due to a 64 basis point increase in the cost of average interest-bearing liabilities of $2.58 billion, offset by a 50 basis point increase in the yield on average interest-earning assets of $3.36 billion. Average earning assets for the first quarter of 2024 increased by $129.8 million from the first quarter of 2023, due to a $131.5 million increase in average loans, offset by a $1.8 million decrease in average total investments. Average interest-bearing liabilities for the first quarter of 2024 increased by $155.8 million from the first quarter of 2023, driven by an increase in average interest-bearing deposits of $215.2 million, offset by a decrease in average borrowings of $59.3 million.

Noninterest Income

Noninterest income for the first quarter of 2024 was $5.6 million, an increase of $856,000, or 18.2%, from the fourth quarter of 2023, primarily due to higher gains on sale of Small Business Administration (“SBA”) and residential mortgage loans, as well as higher SBA and mortgage servicing income, offset by lower mortgage loan fees, service charges on deposit accounts and other income. SBA and mortgage loan sales totaled $24.1 million and $21.9 million, respectively, during the first quarter of 2024. There were no SBA or mortgage loan sales during the fourth quarter of 2023. Mortgage loan originations totaled $94.0 million during the first quarter 2024 compared to $128.9 million during the fourth quarter of 2023. During the first quarter of 2024, we recorded a $361,000 fair value adjustment gain on our SBA servicing asset compared to a fair value adjustment gain of $147,000 during the fourth quarter of 2023.

Compared to the same period in 2023, noninterest income for the first quarter of 2024 decreased by $576,000, or 9.4%, primarily due to lower gains on sale and servicing income from SBA loans and other income, offset by higher mortgage loan fees from higher volume, as well as higher gains on sale and servicing income from mortgage loans. During the first quarter of 2023, we recorded a $708,000 fair value adjustment gain on our SBA servicing asset.

Noninterest Expense

Noninterest expense for the first quarter of 2024 totaled $12.4 million, a decrease of $1.6 million, or 11.2%, from $13.9 million for the fourth quarter of 2023. This decrease was primarily attributable to decreases in salary and employee benefits and occupancy expense, partially offset by higher professional fees, FDIC insurance premiums and loan and other real estate owned related expenses. Compared to the first quarter of 2023, noninterest expense during the first quarter of 2024 increased by $1.6 million, or 14.4%, primarily due to higher salary and employee benefits, occupancy expense, FDIC insurance premiums and professional fees, partially offset by lower loan and other real estate owned related expenses.

The Company’s efficiency ratio was 37.9% for the first quarter of 2024 compared to 45.1% and 33.4% for the fourth quarter of 2023 and first quarter of 2023, respectively.

Income Tax Expense

The Company’s effective tax rate for the first quarter of 2024 was 28.4%, compared to 29.7% for the fourth quarter of 2023 and 27.1% for the first quarter of 2023.

Balance Sheet

Total Assets

Total assets were $3.65 billion at March 31, 2024, an increase of $144.4 million, or 4.1%, from $3.50 billion at December 31, 2023, and an increase of $228.2 million, or 6.7%, from $3.42 billion at March 31, 2023. The $144.4 million increase in total assets at March 31, 2024 compared to December 31, 2023 was primarily due to increases in cash and cash equivalents of $114.0 million, loans held for sale of $52.1 million and interest rate derivatives of $6.9 million, partially offset by decreases in loans held for investment of $28.0 million and other assets of $2.1 million. The $228.2 million increase in total assets at March 31, 2024 compared to March 31, 2023 was primarily due to increases in loans held for investment of $102.0 million, loans held for sale of $74.4 million, cash and cash equivalents of $34.8 million and interest rate derivatives of $14.7 million, partially offset by decreases in other assets of $3.9 million and mortgage servicing asset of $2.3 million.

Our investment securities portfolio made up only 0.78% of our total assets at March 31, 2024 compared to 0.82% and 0.87% at December 31, 2023 and March 31, 2023, respectively.

Loans

Loans held for investment were $3.11 billion at March 31, 2024, a decrease of $28.0 million, or 0.9%, compared to $3.14 billion at December 31, 2023, and an increase of $102.0 million, or 3.4%, compared to $3.01 billion at March 31, 2023. The decrease in loans at March 31, 2024 compared to December 31, 2023 was due to a $48.7 million decrease in residential mortgage loans, offset by a $13.1 million increase in commercial real estate loans, a $4.5 million increase in construction and development loans and a $2.7 million increase in commercial and industrial loans. Loans held for sale were $74.4 million and $22.3 million at March 31, 2024 and December 31, 2023, respectively. There were no loans classified as held for sale at March 31, 2023.

Deposits

Total deposits were $2.81 billion at March 31, 2024, an increase of $82.9 million, or 3.0%, compared to total deposits of $2.73 billion at December 31, 2023, and an increase of $169.8 million, or 6.4%, compared to total deposits of $2.64 billion at March 31, 2023. The increase in total deposits at March 31, 2024 compared to December 31, 2023 was due to a $50.2 million increase in time deposits, a $34.7 million increase in noninterest-bearing demand deposits and a $2.6 million increase in interest-bearing demand deposits, offset by a $2.9 million decrease in money market accounts and a $1.6 million decrease in savings accounts.

Noninterest-bearing deposits were $546.8 million at March 31, 2024, compared to $512.0 million at December 31, 2023 and $577.3 million at March 31, 2023. Noninterest-bearing deposits constituted 19.4% of total deposits at March 31, 2024, compared to 18.7% at December 31, 2023 and 21.8% at March 31, 2023. Interest-bearing deposits were $2.27 billion at March 31, 2024, compared to $2.22 billion at December 31, 2023 and $2.07 billion at March 31, 2023. Interest-bearing deposits constituted 80.6% of total deposits at March 31, 2024, compared to 81.3% at December 31, 2023 and 78.2% at March 31, 2023.

Uninsured deposits were 23.0% of total deposits at March 31, 2024, compared to 26.5% and 31.9% at December 31, 2023 and March 31, 2023, respectively. As of March 31, 2024, we had $1.22 billion of available borrowing capacity at the Federal Home Loan Bank ($694.9 million), Federal Reserve Discount Window ($480.8 million) and various other financial institutions (fed fund lines totaling $47.5 million).

Asset Quality

The Company recorded a credit provision for credit losses of $140,000 during the first quarter of 2024, compared to a provision for credit losses expense of $782,000 recorded during the fourth quarter of 2023. No provision for credit losses was recorded during the first quarter of 2023. The credit provision recorded during the first quarter of 2024 was primarily due the decrease in the general reserves allocated to our residential mortgage loan portfolio as a large amount of residential mortgage loans were moved from loans held for investment to loans held for sale during the quarter. Annualized net recoveries to average loans for the first quarter of 2024 was 0.00%, compared to a net charge-off of 0.04% for the fourth quarter of 2023 and a net recovery of 0.00% for the first quarter of 2023.

Nonperforming assets totaled $30.3 million, or 0.83% of total assets, at March 31, 2024, a decrease of $8.1 million from $38.4 million, or 1.10% of total assets, at December 31, 2023, and an increase of $10.8 million from $19.5 million, or 0.57% of total assets, at March 31, 2023. The decrease in nonperforming assets at March 31, 2024 compared to December 31, 2023 was due to a $1.4 million decrease in nonaccrual loans, a $6.7 million decrease in accruing restructured loans and a $14,000 decrease in other real estate owned.

Allowance for credit losses as a percentage of total loans was 0.58% at March 31, 2024, compared to 0.57% at December 31, 2023 and 0.63% at March 31, 2023. Allowance for credit losses as a percentage of nonperforming loans was 62.37% at March 31, 2024, compared to 49.06% and 101.22% at December 31, 2023 and March 31, 2023, respectively.

About MetroCity Bankshares, Inc.

MetroCity Bankshares, Inc. is a Georgia corporation and a registered bank holding company for its wholly-owned banking subsidiary, Metro City Bank, which is headquartered in the Atlanta, Georgia metropolitan area. Founded in 2006, Metro City Bank currently operates 20 full-service branch locations in multi-ethnic communities in Alabama, Florida, Georgia, New York, New Jersey, Texas and Virginia. To learn more about Metro City Bank, visit www.metrocitybank.bank.

Forward-Looking Statements

Statements in this press release regarding future events and our expectations and beliefs about our future financial performance and financial condition, as well as trends in our business and markets, constitute “forward-looking statements” within the meaning of, and subject to the protections of, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are not historical in nature and may be identified by references to a future period or periods by the use of the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” “outlook,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” The forward-looking statements in this press release should not be relied on because they are based on current information and on assumptions that we make about future events and circumstances that are subject to a number of known and unknown risks and uncertainties that are often difficult to predict and beyond our control. As a result of those risks and uncertainties, and other factors, our actual financial results in the future could differ, possibly materially, from those expressed in or implied by the forward-looking statements contained in this press release and could cause us to make changes to our future plans. Factors that might cause such differences include, but are not limited to: the impact of current and future economic conditions, particularly those affecting the financial services industry, including the effects of declines in the real estate market, high unemployment rates, inflationary pressures, elevated interest rates and slowdowns in economic growth, as well as the financial stress on borrowers as a result of the foregoing; potential impacts of adverse developments in the banking industry highlighted by high-profile bank failures, including impacts on customer confidence, deposit outflows, liquidity and the regulatory response thereto; risks arising from media coverage of the banking industry; risks arising from perceived instability in the banking sector; changes in the interest rate environment, including changes to the federal funds rate; changes in prices, values and sales volumes of residential and commercial real estate; developments in our mortgage banking business, including loan modifications, general demand, and the effects of judicial or regulatory requirements or guidance; competition in our markets that may result in increased funding costs or reduced earning assets yields, thus reducing margins and net interest income; interest rate fluctuations, which could have an adverse effect on the Company’s profitability; legislation or regulatory changes which could adversely affect the ability of the consolidated Company to conduct business combinations or new operations; changes in tax laws; significant turbulence or a disruption in the capital or financial markets and the effect of a fall in stock market prices on our investment securities; the effects of war or other conflicts including the impacts related to or resulting from Russia’s military action in Ukraine or the conflict in Israel and the surrounding region; and adverse results from current or future litigation, regulatory examinations or other legal and/or regulatory actions, including as a result of the Company’s participation in and execution of government programs. Therefore, the Company can give no assurance that the results contemplated in the forward-looking statements will be realized. Additional information regarding these and other risks and uncertainties to which our business and future financial performance are subject is contained in the sections titled “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in the Company’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q on file with the U.S. Securities and Exchange Commission (the “SEC”), and in other documents that we file with the SEC from time to time, which are available on the SEC’s website, http://www.sec.gov. In addition, our actual financial results in the future may differ from those currently expected due to additional risks and uncertainties of which we are not currently aware or which we do not currently view as, but in the future may become, material to our business or operating results. Due to these and other possible uncertainties and risks, readers are cautioned not to place undue reliance on the forward-looking statements contained in this press release or to make predictions based solely on historical financial performance. Any forward-looking statement speaks only as of the date on which it is made, and we do not undertake any obligation to update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law. All forward-looking statements, express or implied, included in this press release are qualified in their entirety by this cautionary statement.

Contacts

Farid Tan	Lucas Stewart
President	Chief Financial Officer
770-455-4978	678-580-6414
faridtan@metrocitybank.bank	lucasstewart@metrocitybank.bank

METROCITY BANKSHARES, INC.

SELECTED FINANCIAL DATA

	As of and for the Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
(Dollars in thousands, except per share data)	2024	2023	2023	2023	2023
Selected income statement data:
Interest income	$52,358	$50,671	$48,709	$47,482	$45,965
Interest expense	25,273	24,549	24,555	22,512	19,732
Net interest income	27,085	26,122	24,154	24,970	26,233
Provision for credit losses	(140)	782	(381)	(416)	—
Noninterest income	5,568	4,712	2,657	4,691	6,144
Noninterest expense	12,361	13,915	11,540	11,464	10,807
Income tax expense	5,801	4,790	4,224	5,505	5,840
Net income	14,631	11,347	11,428	13,108	15,730
Per share data:
Basic income per share	$0.58	$0.45	$0.45	$0.52	$0.63
Diluted income per share	$0.57	$0.44	$0.45	$0.51	$0.62
Dividends per share	$0.20	$0.18	$0.18	$0.18	$0.18
Book value per share (at period end)	$15.73	$15.14	$15.24	$14.76	$14.04
Shares of common stock outstanding	25,205,506	25,205,506	25,241,157	25,279,846	25,143,675
Weighted average diluted shares	25,548,089	25,543,861	25,591,874	25,477,143	25,405,855
Performance ratios:
Return on average assets	1.65%	1.29%	1.30%	1.55%	1.87%
Return on average equity	15.41	11.71	12.14	14.87	18.09
Dividend payout ratio	34.77	40.36	40.18	34.77	28.98
Yield on total loans	6.34	6.11	5.98	5.95	5.85
Yield on average earning assets	6.27	6.14	5.92	5.90	5.77
Cost of average interest bearing liabilities	3.94	3.91	3.97	3.74	3.30
Cost of deposits	3.97	3.95	4.05	3.88	3.48
Net interest margin	3.24	3.17	2.94	3.10	3.30
Efficiency ratio(1)	37.86	45.13	43.04	38.65	33.38
Asset quality data (at period end):
Net charge-offs/(recoveries) to average loans held for investment	(0.00)%	0.04%	(0.00)%	0.06%	(0.00)%
Nonperforming assets to gross loans held for investment and OREO	0.97	1.22	1.25	0.78	0.64
ACL to nonperforming loans	62.37	49.06	47.61	79.88	101.22
ACL to loans held for investment	0.58	0.57	0.58	0.60	0.63
Balance sheet and capital ratios:
Gross loans held for investment to deposits	110.97%	115.38%	111.77%	112.27%	114.27%
Noninterest bearing deposits to deposits	19.43	18.75	20.58	21.32	21.83
Investment securities to assets	0.78	0.82	0.79	0.84	0.87
Common equity to assets	10.87	10.89	10.96	10.74	10.32
Leverage ratio	10.27	10.20	10.07	10.03	9.72
Common equity tier 1 ratio	16.85	16.73	17.03	16.69	16.55
Tier 1 risk-based capital ratio	16.85	16.73	17.03	16.69	16.55
Total risk-based capital ratio	17.69	17.60	17.91	17.59	17.51
Mortgage and SBA loan data:
Mortgage loans serviced for others	$443,905	$443,072	$464,823	$487,787	$506,012
Mortgage loan production	94,016	128,931	91,891	72,830	43,335
Mortgage loan sales	21,873	—	—	—	—
SBA/USDA loans serviced for others	516,425	508,000	487,827	493,579	485,663
SBA loan production	10,117	27,529	18,212	16,110	26,239
SBA loan sales	24,065	—	5,169	30,298	36,458

(1)	Represents noninterest expense divided by the sum of net interest income plus noninterest income.

METROCITY BANKSHARES, INC.

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	As of the Quarter Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
(Dollars in thousands, except per share data)	2024	2023	2023	2023	2023
ASSETS
Cash and due from banks	$254,331	$142,152	$279,106	$250,503	$216,167
Federal funds sold	4,505	2,653	2,951	12,224	7,897
Cash and cash equivalents	258,836	144,805	282,057	262,727	224,064
Equity securities	10,288	10,335	10,113	10,358	10,428
Securities available for sale (at fair value)	18,057	18,493	17,664	18,696	19,174
Loans held for investment	3,114,067	3,142,105	3,029,947	3,020,714	3,012,020
Allowance for credit losses	(17,982)	(18,112)	(17,660)	(18,091)	(18,947)
Loans less allowance for credit losses	3,096,085	3,123,993	3,012,287	3,002,623	2,993,073
Loans held for sale	74,414	22,267	—	—	—
Accrued interest receivable	15,686	15,125	14,612	13,877	13,642
Federal Home Loan Bank stock	19,063	17,846	17,846	15,534	17,659
Premises and equipment, net	18,081	18,132	17,459	16,374	15,165
Operating lease right-of-use asset	8,030	8,472	7,340	7,761	8,030
Foreclosed real estate, net	1,452	1,466	761	1,001	766
SBA servicing asset, net	7,611	7,251	7,107	8,018	7,791
Mortgage servicing asset, net	937	1,273	1,823	2,514	3,205
Bank owned life insurance	71,492	70,957	70,462	70,010	69,565
Interest rate derivatives	38,682	31,781	46,502	39,284	24,008
Other assets	8,505	10,627	4,994	6,310	12,443
Total assets	$3,647,219	$3,502,823	$3,511,027	$3,475,087	$3,419,013

LIABILITIES
Noninterest-bearing deposits	$546,760	$512,045	$559,540	$575,301	$577,282
Interest-bearing deposits	2,267,098	2,218,891	2,159,048	2,123,181	2,066,811
Total deposits	2,813,858	2,730,936	2,718,588	2,698,482	2,644,093
Federal Home Loan Bank advances	350,000	325,000	325,000	325,000	375,000
Other borrowings	—	—	—	387	387
Operating lease liability	8,189	8,651	7,537	7,985	8,438
Accrued interest payable	3,059	4,133	3,915	3,859	3,681
Other liabilities	75,509	52,586	71,283	66,211	34,453
Total liabilities	$3,250,615	$3,121,306	$3,126,323	$3,101,924	$3,066,052

SHAREHOLDERS' EQUITY
Preferred stock	—	—	—	—	—
Common stock	252	252	252	253	251
Additional paid-in capital	46,105	45,699	45,580	45,516	45,044
Retained earnings	324,900	315,356	308,589	301,752	293,139
Accumulated other comprehensive income	25,347	20,210	30,283	25,642	14,527
Total shareholders' equity	396,604	381,517	384,704	373,163	352,961
Total liabilities and shareholders' equity	$3,647,219	$3,502,823	$3,511,027	$3,475,087	$3,419,013

METROCITY BANKSHARES, INC.

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
(Dollars in thousands, except per share data)	2024	2023	2023	2023	2023
Interest and dividend income:
Loans, including fees	$50,117	$47,367	$45,695	$44,839	$43,982
Other investment income	2,211	3,267	2,979	2,582	1,939
Federal funds sold	30	37	35	61	44
Total interest income	52,358	50,671	48,709	47,482	45,965

Interest expense:
Deposits	22,105	21,691	21,736	19,804	17,376
FHLB advances and other borrowings	3,168	2,858	2,819	2,708	2,356
Total interest expense	25,273	24,549	24,555	22,512	19,732

Net interest income	27,085	26,122	24,154	24,970	26,233

Provision for credit losses	(140)	782	(381)	(416)	—

Net interest income after provision for loan losses	27,225	25,340	24,535	25,386	26,233

Noninterest income:
Service charges on deposit accounts	447	515	490	464	449
Other service charges, commissions and fees	1,612	2,039	1,478	1,266	874
Gain on sale of residential mortgage loans	222	—	—	—	—
Mortgage servicing income, net	229	39	(85)	(51)	(96)
Gain on sale of SBA loans	1,051	—	244	1,054	1,969
SBA servicing income, net	1,496	1,324	270	1,388	1,814
Other income	511	795	260	570	1,134
Total noninterest income	5,568	4,712	2,657	4,691	6,144

Noninterest expense:
Salaries and employee benefits	7,370	8,971	6,864	7,103	6,366
Occupancy	1,354	1,368	1,272	1,039	1,214
Data Processing	294	301	300	353	275
Advertising	172	160	143	165	146
Other expenses	3,171	3,115	2,961	2,804	2,806
Total noninterest expense	12,361	13,915	11,540	11,464	10,807

Income before provision for income taxes	20,432	16,137	15,652	18,613	21,570
Provision for income taxes	5,801	4,790	4,224	5,505	5,840
Net income available to common shareholders	$14,631	$11,347	$11,428	$13,108	$15,730

METROCITY BANKSHARES, INC.

AVERAGE BALANCES AND YIELDS/RATES

	Three Months Ended
	March 31, 2024			December 31, 2023			March 31, 2023
	Average	Interest and	Yield /	Average	Interest and	Yield /	Average	Interest and	Yield /
(Dollars in thousands)	Balance	Fees	Rate	Balance	Fees	Rate	Balance	Fees	Rate
Earning Assets:
Federal funds sold and other investments(1)	$144,934	$2,052	5.69%	$165,877	$2,938	7.03%	$145,354	$1,805	5.04%
Investment securities	31,611	189	2.40	31,685	366	4.58	32,952	178	2.19
Total investments	176,545	2,241	5.11	197,562	3,304	6.64	178,306	1,983	4.51
Construction and development	21,970	505	9.24	18,002	344	7.58	39,097	523	5.43
Commercial real estate	716,051	16,108	9.05	664,570	14,934	8.92	672,109	13,979	8.44
Commercial and industrial	64,575	1,574	9.80	59,465	1,473	9.83	47,105	1,030	8.87
Residential real estate	2,378,879	31,890	5.39	2,333,247	30,577	5.20	2,291,699	28,422	5.03
Consumer and other	249	40	64.61	258	39	59.97	166	28	68.41
Gross loans(2)	3,181,724	50,117	6.34	3,075,542	47,367	6.11	3,050,176	43,982	5.85
Total earning assets	3,358,269	52,358	6.27	3,273,104	50,671	6.14	3,228,482	45,965	5.77
Noninterest-earning assets	213,802			223,630			175,110
Total assets	3,572,071			3,496,734			3,403,592
Interest-bearing liabilities:
NOW and savings deposits	158,625	885	2.24	133,765	396	1.17	166,962	648	1.57
Money market deposits	1,077,469	9,692	3.62	1,051,797	10,609	4.00	978,954	9,659	4.00
Time deposits	1,001,792	11,528	4.63	991,416	10,686	4.28	876,803	7,069	3.27
Total interest-bearing deposits	2,237,886	22,105	3.97	2,176,978	21,691	3.95	2,022,719	17,376	3.48
Borrowings	343,847	3,168	3.71	314,682	2,858	3.60	403,170	2,356	2.37
Total interest-bearing liabilities	2,581,733	25,273	3.94	2,491,660	24,549	3.91	2,425,889	19,732	3.30
Noninterest-bearing liabilities:
Noninterest-bearing deposits	522,300			530,935			578,978
Other noninterest-bearing liabilities	86,190			89,615			46,138
Total noninterest-bearing liabilities	608,490			620,550			625,116
Shareholders' equity	381,848			384,524			352,587
Total liabilities and shareholders' equity	$3,572,071			$3,496,734			$3,403,592
Net interest income		$27,085			$26,122			$26,233
Net interest spread			2.33			2.23			2.47
Net interest margin			3.24			3.17			3.30

(1)	Includes income and average balances for term federal funds sold, interest-earning cash accounts and other miscellaneous interest-earning assets.
(2)	Average loan balances include nonaccrual loans and loans held for sale.

METROCITY BANKSHARES, INC.

LOAN DATA

	As of the Quarter Ended
	March 31, 2024		December 31, 2023		September 30, 2023		June 30, 2023		March 31, 2023
		% of		% of		% of		% of		% of
(Dollars in thousands)	Amount	Total	Amount	Total	Amount	Total	Amount	Total	Amount	Total
Construction and development	$27,762	0.9%	$23,262	0.7%	$41,783	1.4%	$51,759	1.7%	$49,209	1.6%
Commercial real estate	724,263	23.2	711,177	22.6	624,122	20.5	625,111	20.6	639,951	21.2
Commercial and industrial	68,560	2.2	65,904	2.1	61,332	2.0	63,502	2.1	46,208	1.5
Residential real estate	2,301,596	73.7	2,350,299	74.6	2,310,981	76.1	2,289,050	75.6	2,285,902	75.7
Consumer and other	247	—	319	—	240	—	102	—	50	—
Gross loans held for investment	$3,122,428	100.0%	$3,150,961	100.0%	$3,038,458	100.0%	$3,029,524	100.0%	$3,021,320	100.0%
Unearned income	(8,361)		(8,856)		(8,511)		(8,810)		(9,300)
Allowance for credit losses	(17,982)		(18,112)		(17,660)		(18,091)		(18,947)
Net loans held for investment	$3,096,085		$3,123,993		$3,012,287		$3,002,623		$2,993,073

METROCITY BANKSHARES, INC.

NONPERFORMING ASSETS

	As of the Quarter Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
(Dollars in thousands)	2024	2023	2023	2023	2023
Nonaccrual loans	$13,297	$14,682	$15,127	$13,037	$9,064
Past due loans 90 days or more and still accruing	—	—	—	—	—
Accruing restructured loans	15,534	22,233	21,964	9,611	9,654
Total non-performing loans	28,831	36,915	37,091	22,648	18,718
Other real estate owned	1,452	1,466	761	1,001	766
Total non-performing assets	$30,283	$38,381	$37,852	$23,649	$19,484

Nonperforming loans to gross loans held for investment	0.92%	1.17%	1.22%	0.75%	0.62%
Nonperforming assets to total assets	0.83	1.10	1.08	0.68	0.57
Allowance for credit losses to non-performing loans	62.37	49.06	47.61	79.88	101.22

METROCITY BANKSHARES, INC.

ALLOWANCE FOR LOAN LOSSES

	As of and for the Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
(Dollars in thousands)	2024	2023	2023	2023	2023
Balance, beginning of period	$18,112	$17,660	$18,091	$18,947	$13,888
Net charge-offs/(recoveries):
Construction and development	—	—	—	—	—
Commercial real estate	(1)	224	(1)	230	(2)
Commercial and industrial	(3)	85	(3)	208	(2)
Residential real estate	—	—	—	—	—
Consumer and other	—	—	—	—	—
Total net charge-offs/(recoveries)	(4)	309	(4)	438	(4)
Adoption of ASU 2016-13 (CECL)	—	—	—	—	5,055
Provision for loan losses	(134)	761	(435)	(418)	—
Balance, end of period	$17,982	$18,112	$17,660	$18,091	$18,947
Total loans at end of period	$3,122,428	$3,150,961	$3,038,458	$3,029,524	$3,021,320
Average loans(1)	$3,133,384	$3,064,409	$3,029,231	$3,024,660	$3,050,176
Net charge-offs/(recoveries) to average loans	(0.00)%	0.04%	(0.00)%	0.06%	(0.00)%
Allowance for loan losses to total loans	0.58	0.57	0.58	0.60	0.63

(1)	Excludes loans held for sale.